                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 31, 2006 with respect to the consolidated financial statements of Wellsford/Whitehall Group, L.L.C. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2005, included in the joint proxy statement/prospectus of Wellsford Real Properties, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Wellsford Real Properties, Inc. for the registration of 6,795,266 shares of its common stock.


                                                               ERNST & YOUNG LLP
Dallas, Texas
December 22, 2006